Exhibit 14.1
ACETO CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

March 2011

The Board of Directors of Aceto Corporation, a New York corporation (“Aceto”) has adopted this Code of Business Conduct and Ethics (“Code”) to:

●	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

●	promote full, fair, accurate, timely and understandable disclosure in reports and documents that Aceto files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by Aceto;

●	promote compliance with applicable laws and governmental rules and regulations;

●	promote the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

●	promote accountability for adherence to this Code;

●	ensure the protection of Aceto’s legitimate business interests, including corporate opportunities, assets and confidential information; and

●	deter wrongdoing.

VIOLATIONS OF ACETO’S POLICIES CONTAINED HEREIN CAN RESULT IN CORRECTIVE ACTION AND/OR DISCIPLANARY ACTION UP TO AND INCLUDING DISCHARGE.

All directors, officers and employees of Aceto are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them.

From time to time, Aceto may waive some provisions of this Code. Any waiver, however, may be made only by the Board of Directors and must be promptly disclosed as required by securities regulations and the listing rules of the NASDAQ Stock Market, Inc.

I.      Honest and Candid Conduct

Each director, officer and employee owes a duty to Aceto to act with integrity.

Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with Aceto’s policies;

●	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Aceto policies; and

●	Adhere to a high standard of business ethics.

II.     Raising Ethical Issues

Maintaining ethical standards, including appropriate disclosure and internal accounting controls, is the responsibility of every member of the Aceto family. Early identification and resolution of the ethical issues that may arise are critical to maintaining our commitment to world-class business practices.

Aceto personnel are expected to treat compliance with ethical standards as a critical element of their responsibilities. Although this Code addresses a wide range of business practices and procedures, it cannot anticipate every issue that may arise. If you are unsure of what to do in any situation, you should seek additional guidance and information before you act. You should use your judgment and common sense; if something seems unethical or improper it probably is. If you have any questions regarding the best course of action in a particular situation, or if you suspect a possible violation of a law, regulation or Aceto ethical standard, you should promptly contact one or more of the following:

●	Your supervisor

●	Your Human Resources representative

●	Aceto’s Code of Business Conduct and Ethics Contact Person and board member, Robert A. Wiesen, Esq., at (212) 687-7410, or at rawiesen@cbdm.com.

You should feel free to contact either someone in your business unit or someone at the corporate level, whichever you believe is more appropriate. Alternatively, you may choose to remain anonymous by calling the Lighthouse Service Hotline at 1-800-398- 1496 that is included on Aceto’s corporate website (www.aceto.com) under the Corporate Governance section. If you raise an ethical issue and you believe the issue has not been properly addressed, you should raise it with another of the contacts listed above.

In addition, you are required to report suspected insider trading, fraud or attempted fraud, and any mysterious disappearance of funds immediately. You may do so by contacting any of the persons listed above or anonymously calling the Lighthouse Services Hotline.

Aceto strongly encourages personnel to raise possible ethical issues and non-compliance with its ethical standards and this Code. Aceto has adopted a Non-Retaliation Policy which specifically prohibits any retaliatory action against any individual for raising legitimate concerns or questions regarding ethics matters or for reporting suspected violations.

III.    Protecting Aceto’s Corporate Assets and Records

You are responsible for safeguarding the tangible and intangible assets of Aceto and its customers, suppliers and distributors that are under your control. Aceto assets must not be used for personal benefit [except where permitted by Aceto in line with local practices and laws]. Assets include cash, business plans, customer information, supplier information, distributor information, intellectual property (computer programs, models and other items), physical property and services.

Misappropriation of corporate assets is a breach of your duty to Aceto and may constitute an act of fraud against Aceto. Similarly, carelessness or waste in regard to corporate assets is also a breach of your duty to Aceto.

Aceto has strict policies regarding the use of its telephone, e-mail and voice-mail systems. Each is a business communication tool and users are obligated to use these tools in a responsible, effective and lawful manner.  All messages generated on or handled by these tools and systems are considered to be the property of Aceto and are not the property of the individual users.

Additionally, the records, data and information owned, used and managed by Aceto must be accurate and complete. You are personally responsible for the integrity of the information, reports and records under your control. Records must be maintained in sufficient detail as to reflect accurately Aceto’s transactions. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of Aceto.

You must use common sense and observe standards of good taste regarding content and language when creating business records and other documents (such as e-mail) that may be retained by Aceto or a third party. You should keep in mind that at a future date, Aceto or a third party may be in a position to rely on or interpret the document with the benefit of hindsight and/or the disadvantage of imperfect recollections.

You are required to cooperate fully with appropriately authorized internal and external investigations. Making false statements to or otherwise misleading internal or external auditors, Aceto counsel, Aceto representatives or regulators can be a criminal act that can result in severe penalties. You must never withhold or fail to communicate information that raises ethical questions and thus should be brought to the attention of higher levels of management.

You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding.  You should immediately inform Aceto’s Chief Executive Officer of all governmental inquiries, audits and reviews.

Aceto is also committed to accuracy in tax-related records, and to tax reporting in compliance with the overall intent and letter of applicable laws. Tax returns must be filed on a timely basis and taxes due paid on time.

IV.   Conflicts of Interest with Aceto

A “conflict of interest” occurs when an individual’s private interest conflicts or interferes, or appears to conflict or interfere, with the interests of Aceto. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Aceto work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in Aceto. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with your Human Resources representative.

In particular, clear conflict of interest situations involving directors, officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with third parties may include the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any supplier, customer or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with Aceto;

●	the receipt of non-nominal gifts or excessive entertainment from any company with which Aceto has current or prospective business dealings;

●	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member in the employ of Aceto; and

●	selling anything to Aceto or buying anything from Aceto, except on the same terms and conditions as unrelated third parties are permitted to so purchase or sell.

Such situations, if material, should always be discussed with your Human Resources representative.

Service to Aceto should never be subordinated to personal gain and advantage. Conflicts of interest should, whenever possible, be avoided. Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

V.     Aceto’s Disclosure Process

Each director, officer or employee involved in Aceto’s disclosure process is required to be familiar with and comply with Aceto’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that Aceto’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules and regulations. In addition, each such person having direct or supervisory authority regarding these SEC filings or Aceto’s other communications (including public communications) concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Aceto officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in Aceto’s disclosure process and communications must:

●	Familiarize himself or herself with the disclosure requirements applicable to Aceto as well as the business and financial operations of Aceto.

●	Not knowingly misrepresent, or cause others to misrepresent, facts about Aceto to others, whether within or outside Aceto, including to Aceto’s independent registered public accounting firm, governmental regulators and self-regulatory organizations.

●	Properly review and critically analyze proposed disclosure and communications for accuracy and completeness (or, where appropriate, delegate this task to others).

VI.    Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Business Conduct and Ethics Contact Person (see page 2) promptly.  Failure to do so itself is a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Business Conduct and Ethics Contact Person (see page 2). A director, officer or employee who is unsure of whether a situation violates this Code should promptly discuss the situation with the Code of Business Conduct and Ethics Contact Person (see page 2).  Among other things, this will prevent possible misunderstandings, embarrassment and adverse consequences at a later date.

Each director, officer or employee must:

●	Notify the Code of Business Conduct and Ethics Contact Person (see page 2) promptly of any existing or potential violation of this Code.

●	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Board of Directors shall take all action it considers appropriate to investigate any violations reported to it. If a violation has occurred, Aceto will take such preventive, corrective and/or disciplinary action as it deems appropriate, up to and including discharge.

VII.  Aceto’s Corporate Opportunities

Directors, officers and employees owe a duty to Aceto to advance Aceto’s business interests when the opportunity to do so arises. Directors, officers, and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Aceto has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or their position for personal gain and from competing with Aceto.

Sometimes the line between personal and Aceto benefits is difficult to draw, and sometimes there are both personal and Aceto benefits in certain activities. Directors, officers and employees who intend to make use of Aceto property, information, position or services in a manner not solely for the benefit of Aceto should consult beforehand with the Code of Business Conduct and Ethics Contact Person (see page 2).

VIII.  Confidentiality

In carrying out Aceto’s business, directors, officers and employees often learn confidential or proprietary information about Aceto and its customers and suppliers. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.

Confidential or proprietary information of Aceto, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

IX.    Fair Dealing with Customers and Others

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee of Aceto should endeavor to deal fairly with Aceto’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

X.      Media, Publishing and Public Appearances

Aceto employees may be approached for interviews or comments by the media from time to time and in such instances should immediately contact Aceto’s Chief Executive Officer or his designated representative. Only contact people designated by the Chief Executive Officer may comment to the media on Aceto policy or events or information relevant to Aceto.

XI.     Gifts, Entertainment, Political Activities and Lobbying

Accepting Gifts and Entertainment

In general, you should not accept gifts or the conveyance of anything of value (including entertainment) from current or prospective Aceto customers or suppliers. Moreover, you should never accept a gift in circumstances in which it could even appear to others that your business judgment has been compromised.

Gifts may only be accepted from current or prospective Aceto customers or suppliers when permitted under applicable law if they are: (1) noncash gifts of nominal value (less than $100); or (2) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event. Any gift which appears to be of more than a nominal value must be reported to the Vice President, Human Resources of Aceto, and may be returned to the source.

Giving Gifts and Providing Entertainment

If a gift could be seen by others as a consideration for an official or business favor, you must not give the gift. Appropriate entertainment may be offered to customers [and suppliers] by persons authorized to do so, subject to the applicable business expense reimbursement requirements.

The United States and other countries, states and many local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials. In addition, the U. S. Foreign Corrupt Practices Act of 1977 (“FCPA”) outlines very serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of a foreign political party, officials of public international organizations and candidates for foreign office). Payment made indirectly through a consultant, contractor or other intermediary is also prohibited.

Political Activities and Contributions

You have the right to voluntarily participate in the political process. No one at Aceto may require you to contribute to, support or oppose any political group or candidate. If you choose to participate in the political process, you must do so as an individual, not as a representative of Aceto.  You may not work on a political fundraiser or other campaign activity while at work or use company property for these activities. Any overt, visible and partisan political activity that could cause someone to believe that your actions reflect the views or position of Aceto requires the prior approval of Aceto’s Chief Executive Officer.

Lobbying

Aceto encourages every employee to take an active interest in government processes. Any participation in a political process, however, is to be undertaken as an individual – not as a representative of Aceto. You must not engage in lobbying activities on behalf of Aceto.

XII.   Your Investments

Insider Trading

Aceto has adopted a Corporate Trading Policy that is available on Aceto’s website (www.aceto.com) under Corporate Governance. This policy and the laws of the United States and many other countries prohibit trading in the securities (including equity securities, convertible securities, options, bonds and any stock index containing the security) of any company while in possession of material, nonpublic information (also know as “inside information”) regarding that company. This prohibition applies to transactions for your personal account. A personal account is any account in which you have a financial or beneficial interest, or the power to affect or the ability to influence trading or investment decisions, either directly or indirectly. Personal accounts typically include accounts of spouses, domestic partners, children and other members of your household, and accounts over which you have investment discretion.

If you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with Aceto’s Chief Financial Officer, who will then determine whether such trade would violate Aceto’s Corporate Trading Policy or applicable laws. The definition of “material, nonpublic information” is broad. Information is “material” (and hence, potentially subject to the prohibition on insider trading) if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security, or if the information, if made public, likely would affect the market price of a company’s securities. Information may be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information. Information is considered to be “nonpublic” unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases.

It is also illegal in the United States and many other countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee.

Personal Investments in Aceto Securities

Aceto supports employee stock ownership. Investments in Aceto securities for personal accounts should be made with a long-term orientation and as part of a broader investment strategy. In order to comply with applicable law and avoid the appearance of impropriety, certain general restrictions apply to all transactions in Aceto securities.

Additionally, directors and officers are subject to reporting and other legal restrictions regarding their personal trading of Aceto securities.  You are responsible for knowing and abiding by any legal requirements and Aceto policies regarding Aceto securities that may be applicable to you.  Any questions relating to these legal requirements and Aceto policies should be addressed immediately with the Code of Business Conduct and Ethics Contact Person (see page 2).

XIII. Related Party Business Dealings

You must notify the Code of Business Conduct and Ethics Contact Person (see page 2) promptly of any business relationship or proposed business relationship or proposed business transaction Aceto may have with any company in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party member is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest (for example, if you or a family member own or control property of significant value that Aceto is either purchasing or leasing).

This requirement generally excludes any interest that exists solely as a result of your ownership of less than 1% of the outstanding publicly traded equity securities of such company.

XIV. Antitrust Compliance

Purpose

The purpose of this section of the Code is to ensure Aceto’s compliance with federal and state antitrust laws, and, where applicable, foreign antitrust rules. Antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system.

Policy

It is the policy of Aceto that all directors, officers and employees of Aceto shall conduct Aceto’s business in compliance with all applicable antitrust laws.  No director, officer or employee has the authority to engage in any conduct inconsistent with applicable antitrust laws, nor to authorize or direct such conduct by any other person.

●	Agreements among Competitors. Directors, officers and employees of Aceto shall not engage in any communications with competitors which may unreasonably restrain trade (e.g., price-fixing or bid-rigging). In general, communications between representatives of competitors should be avoided unless they concern a customer-supplier relationship, other legitimate business ventures, lawful trade association activities, or other legal and proper activities.

●	Agreements with Suppliers, Distributors, and Customers. Directors, officers and employees of Aceto shall not enter into "anticompetitive" agreements with or among suppliers, distributors, or customers. Agreements fixing resale prices may violate the antitrust laws and should not be entered into without the approval of Aceto’s Code of Business Conduct and Ethics Contact Person (see page 2).

●	Monopolization. It is the policy of Aceto to comply with applicable antitrust laws which prohibit any person, acting alone or with others, from monopolizing or attempting to monopolize any part of trade or commerce.

●	General Guidance. In general, directors, officers and employees of Aceto should avoid conduct that is directed toward damaging, injuring, or excluding competitors, or increasing market share for the purpose of gaining power over or monopolizing a market. Instead, Aceto should focus its activities on expanding its business by providing the best products and services it can at competitive prices. Arrangements with customers, distributors, and suppliers should be based on promoting efficiency by decreasing cost and improving the quality of the goods or services provided.

XV.  Commitment to the Environment

Aceto is committed to conducting business in an environmentally responsible manner that protects human health, natural resources and the global environment. The United States and many other countries have laws and regulations relating to environmental protections. Environmental risks or opportunities that may arise out of our operations should be identified and managed in accordance with these laws and regulations. Questions regarding environmental concerns should be directed to Aceto’s environmental and regulatory affairs department or to Aceto’s Chief Executive Officer.

THE BOARD OF DIRECTORS SHALL TAKE ALL ACTION IT CONSIDERS APPROPRIATE TO INVESTIGATE ANY VIOLATIONS REPORTED TO IT.  IF A VIOLATION HAS OCCURRED, ACETO WILL TAKE SUCH PREVENTIVE, CORRECTIVE AND/OR DISCIPLINARY ACTION AS IT DEEMS APPROPRIATE, UP TO AND INCLUDING DISCHARGE.

Conclusion

We at Aceto aspire to the highest standards of moral and ethical conduct - - working to earn the trust of our customers, day in and day out. In the thousands of decisions we make and actions we take every day, we affirm our commitment to this Code of Business Conduct and Ethics and to deliver value to our customers, our people, our shareholders and our communities.

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             The Company has also prepared a separate document for the procedures and policies relating to the Anti Bribery and Anti Corruption Policy.  This policy, along with the Code of Conduct will be required to be read and understood by all employees and officers throughout our entire organization a) upon hiring, and b) annually (any changes from year to year will be highlighted in each document).